Exhibit 10.8

PLAYTIKA HOLDING CORP.

RETENTION PLAN1

ANNEX A – THE AWARD AS PART OF THE REMUARATION FOR THE

PARTICIPANT’S SPECIAL OBLIGATIONS

W I T N E S S E T H :

WHEREAS,

Playtika Holding Corp. (the “Company”) and ___________ (the “Participant”) have signed an Appreciation Unit Award Agreement and a Retention Award Agreement, each dated as of ________ __, _____, (collectively, the “Agreement”), under the terms of the Amend and Restated Playtika Holding Corp. Retention Plan (as may be amended from time to time, the “Plan”); and

WHEREAS,	without derogating from the terms and conditions of the Agreement and the Plan, the parties wish to clarify the status and nature of the “Award”, as defined in each Agreement.

The parties therefore declare and stipulate as follows:

General

1.	The introduction of this Annex A shall form an integral part thereof, and shall be considered to be the same as the remaining provisions of this Annex A.

2.	Unless explicitly stated otherwise in this Annex A, all expressions in this Annex A shall be interpreted in accordance with their meaning in the Agreement.

3.

The provisions of this Annex A together with the provisions of the Agreement and the Plan shall constitute the entirety of the contractual papers between the parties relating to the subject matter hereof. The provisions of the Agreement shall be interpreted subject to the provisions of this Annex A.

4.	In any case of contradiction between the provisions of the Agreement and the provisions of this Annex A, the provisions of the Agreement shall prevail.

The Award Under Each Agreement – Part of the Remuneration for the Special Obligations of the Participant as an Employee

[1]	NTD: Annex A to be executed by all Retention Award and Appreciation Unit Award holders under the Playtika Holding Corp. Retention Plan.

5.

The obligations of the Participant in [this Annex A] [Appendix B of the Employment Agreement by and between the Participant and Playtika Ltd. dated as of ______________, in connection with safeguarding the Company’s secrets and reputation, non-competition and the non-solicitation of its Employees, and protection of its intellectual property] shall hereinafter and above be collectively referred to as “the Special Obligations”.

6.

Notwithstanding the fact that both Participant and the Company agree that the Special Obligations are reasonable in present circumstances and the market conditions in the Company’s areas of activity and to look after its legitimate interests, and since the Participant took upon himself/herself, irrevocably, the Special Obligations, and since the Company is aware that honoring these Special Obligation after the termination of employment in the Company or its Affiliates may cause Participant certain financial distress, the Company has agreed to grant or pay the Participant during the term of employment, the Special Remuneration (as defined below) for honoring the Special Obligations set out above. It is hereby agreed that the Award as defined in each Agreement shall form a part of the aforementioned “Special Remuneration.”

7.

It is also agreed that notwithstanding the above [and without derogating from the Participant’s obligations in the Employment Agreement], the Participant’s obligations for which the Award is granted as part of the Special Remuneration, shall also consist the following undertaking (the “Additional Obligation”):

Participant agrees that as long as Participant is in the employ of the Company or its Affiliates and for a period of 12 (twelve) months after Participant voluntarily terminates Employment with the Company or its Affiliates, Participant will not, directly or indirectly, either alone or jointly with others or as agent, consultant, owner, partner, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any person, business or venture that is engaged in any activities involving (i) products or services Competing (as defined below) with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company’s or its Affiliates business as operated at the time of Participant’s voluntary termination (the “Business”), as they shall be at the time of termination of employment, or (ii) information, processes, technology or equipment which Competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Business. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as Participant has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

For the purpose of this section, “Competes” or “Competing” shall mean any person or business engaged in the operation or management of social and mobile casino games (including without limitation casino, poker, bingo and slots games) business anywhere in the world at the time the relevant Participant’s employment with the Company and its Affiliates ends.

8.	[The Special Remuneration shall not represent a component of the Gross Salary of the Participant for all intents and purposes.]

9.

If the Participant were to materially breach the provisions of this Annex A, such breach which cannot be corrected or which Participant had failed to correct within seven days of receiving a respective demand in writing from the Company, then any obligation out of the Special Obligations and/or the Additional Obligation, pursuant to their definition above, his/her entitlement to the Special Remuneration (including without limitation the Award granted in each Agreement) shall be forfeited and cancelled.

10.

Were the Participant to act as stated [8][9] above, any amount that was granted or paid to Participant as part of the Special Remuneration (including without limitation the Award granted in each Agreement) shall be considered as a [consumer price index linked] loan which carries legal interest, and which is up for immediate repayment. The Company shall have the right – at the time of the breach and upon first demand – to reclaim the entire Special Remuneration granted or paid to the Participant, while accrued [with legal linkage differentials and] interest as of the date of every payment and until the date of its actual receipt (including the restitution of the value of the Award under each Agreement). The Company shall be entitled to deduct or setoff this debt from any payment which shall be due from it to the Participant, and thus without derogation to the right of the Company to seek any remedy the law offers consequent upon breach of obligation, as aforesaid.

11.	Survival

The provisions of this Annex A shall survive the termination of the engagement between the Company and the Participant and the assignment of the Participant undertakings by the Company to any successor in interest or other assignee.

12.	Certification of Acknowledgment

The Participant acknowledges that, in executing this Annex A, Participant had the opportunity to seek the advice of independent legal counsel. The Participant certifies and acknowledges that Participant had carefully read all of the provisions of this Annex A and that understands and will fully and faithfully comply with such provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Annex A as of the date first written above.

Playtika Holding Corp. by: Name: ____________ Title: _____________	Participant